Exhibit 21.1

VCG Holding Corp.

List of Subsidiaries

December 31, 2007

VCG Real Estate Holdings, Inc.

VCG Restaurants Denver, Inc.

VCG CO Springs, Inc.

VCG Phoenix Corp. (inactive)

Platinum of Illinois, Incorporated

Tennessee Restaurant Concepts, Inc. (inactive)

International Entertainment Consultants, Inc.

Glenarm Restaurant LLC

Indy Restaurant Concepts, Inc.

Glendale Restaurant Concepts LP.

Denver Restaurant Concepts LP.

Cardinal Management LP.

MRC LP.

RCC LP.

IRC LP.

Golden Productions JGC Fort Worth, LLC

Kentucky Restaurant Concepts, Inc.

Classic Affairs, Inc.

Raleigh Restaurant Concepts, Inc.

KenKev II, Inc.

KenKev, Inc. (inactive)

VCG Restaurant Miami, Inc. (inactive)

Stout Restaurant Concepts, Inc.

Kenja II, Inc.

Kenja Venture, Inc. (inactive)

Bradshaw Hotel, Inc.

VCG MN, Inc. (inactive)

VCG Licensing, Inc. (inactive)

VCG Restaurants Portland, Inc. (inactive)